Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Ellington Financial Inc. of our report dated March 14, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting of Ellington Financial LLC, which appears in Ellington Financial Inc.'s Annual Report on Form 10-K for the year ended December 31, 2018.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
New York, NY
March 20, 2019